Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into this October 31, 2008, (the “Effective Date”) by and between T-3 Energy Services, Inc., a Delaware corporation (“Employer”) and Keith A. Klopfenstein (“Employee”).
1.	Term.
     The term of Employee’s employment under this Agreement shall commence as of the Effective Date and shall expire on the first (1st) anniversary of the Effective Date (the “Term of Employment”). Notwithstanding the foregoing definition of Term of Employment, Employee’s employment may be sooner terminated as hereinafter provided, and if so terminated, the Term of Employment shall expire as of the effective date of such termination and all references herein to the “Term of Employment” shall mean the original term as so shortened, except as otherwise expressly provided herein.
2.	Duties and Reporting Relationship.
(a)	Employee agrees to serve Employer as Senior Vice President — Pressure Control Group and in such other executive capacities as may be requested from time to time by the Employer.

(b)	Employee shall report to the Employer’s Chief Executive Officer (the “CEO”) or the individual designated by the CEO.

(c)	During the Term of Employment, Employee shall devote himself to a full time schedule of work on behalf of Employer and shall use his best efforts to advance the business and welfare of Employer. At all times while Employee is employed by Employer, Employee shall abide by all of Employer’s policies.

3.	Confidential Information and Covenants Not to Compete.

3.1	Confidential Information.
(i)	In consideration of the benefits received by Employee under this Agreement, which Employee otherwise would not have had but for his entry into this Agreement, and which include Employee’s receipt of, and access to, Confidential Information, Employee hereby agrees that at all times while Employee is employed by Employer, he will not, without the written consent of the CEO, directly or indirectly disclose to any person, enterprise, entity or association or otherwise use or exploit for himself or any enterprise, entity or association any Confidential Information.

(ii)	The term “Confidential Information” shall mean all proprietary or confidential information or knowledge of or regarding Employer, whether of a technical, operational, economic, or other nature, and
Employment Agreement
Keith A. Klopfenstein

including, but not limited to, any trade secrets (including customer lists, identities, and contacts and pricing information, know-how, formulas, patterns, inventions, engineering records or data, interpretive or analytical information or data, drilling logs, operating agreements and related records, records of research, proposals, manuals, compilations, programs, devices, methods, processes, techniques, processes, budgets or other financial information, strategic information, business plans, and any other records or information that derive independent economic value, actual or potential, from not being generally known to and not being readily ascertained by proper means by persons other than the holders, licensees, or other authorized holders thereof who can obtain economic value from its disclosure or use).

(iii)	Notwithstanding the foregoing, Employee may utilize Confidential Information to the extent required by his performance of assigned duties for Employer or which:
(A)	was known to Employee or the public prior to disclosure to Employee in the course of his employment by Employer,

(B)	becomes generally known to the public through no fault of Employee,

(C)	is lawfully obtained by Employee from another source not under obligation to Employer regarding disclosure of such information, or

(D)	is developed after the termination of his employment and independently by Employee or others without access to or reliance on any Confidential Information.
3.2	Return of Confidential Information.

Upon termination of employment with Employer, Employee will deliver to Employer all tangible displays and repositories of Confidential Information including without limitation trade secrets and other materials or records or writings of any other type (including any copies thereof) made, used or obtained by Employee in connection with his employment by Employer or its predecessor in interest prior to or subsequent to the execution of this Agreement. Employee agrees that all inventions, improvements in any of the Employer’s methods of conducting their businesses or innovations (in each case, including, by way of expansion and not limitation, policies, procedures, products, improvements, software, ideas and discoveries, whether or not patentable or copyrightable) conceived or made by him during any time of his employment with Employer or its predecessor in interest, prior to or subsequent to the execution of this Agreement belong to the Employer and to the extent Employee participated in the creation of any of the foregoing he did so on a work for hire basis. Upon termination of his Employment with Employer, Employee shall promptly disclose such inventions, improvements or innovations to the CEO or his/her designee and shall perform all actions reasonably requested by the CEO or his/her designee to establish and confirm such ownership by Employer and to protect the intellectual property of Employer contained therein or represented thereby.
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Keith A. Klopfenstein

3.3	Covenant Not to Compete; Non-Solicitation.
Employer shall furnish to Employee, and Employee acknowledges that he will be provided and have access to, Employer’s valuable Confidential Information as defined in Section 3.1(ii) and that his receipt and access to such Confidential Information is required to perform his duties for Employer. As part of the consideration for the compensation and benefits provided to Employee pursuant to this Agreement, including Employee’s receipt of, and access to, Employer’s valuable and Confidential Information, and in order to protect the Employer’s legitimate business interests, which such interests include the preservation of its Confidential Information and good will, Employee agrees to the provisions of this Section 3.3.
(i)	During the Term of Employment and for one year thereafter, (the “Non-Compete Period”), Employee shall not, directly or indirectly, whether on his own behalf or as an employee, officer, principal, member, advisor, agent, partner, director, stockholder, owner or consultant of another person, enterprise, association or entity:
(a)	within the Restricted Area, perform or assist with any duties similar in nature to the duties performed by Employee for the Employer on behalf of any Competing Business; or

(b)	assist with the acquisition or development of any line of business, property or project on which Employer is or has been involved and of which Employee became aware during the Term of Employment; or

(c)	induce any person to discontinue his or her employment with Employer or otherwise solicit for employment or professional engagement any person who is employed by Employer or who has left the employment of Employer within sixty (60) days of the time that such solicitation occurs; or

(d)	request any customer, supplier or vendor of Employer curtail or cancel its business with Employer.
(ii)	Employee understands that the provisions of this Section 3.3 may limit his ability to earn a livelihood in a business similar to the business of Employer, but as a Senior Vice President of Employer, he nevertheless agrees and acknowledges that:
(A)	such provisions do not impose a greater restraint than is necessary to protect the confidential information, goodwill and other business interests of Employer;

(B)	such provisions contain reasonable limitations as to time and scope of activity to be restrained; and
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(C)	the consideration provided under this Agreement is sufficient to compensate Employee for the restrictions contained in this Section 3.3.
(iii)	In consideration of the foregoing, and in light of Employee’s education, skills, and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of this Sections 3.3 are void, voidable, or unenforceable or should be voided or held unenforceable.

(iv)	The unenforceability of any specific covenant shall not affect the provisions of any other covenant. If it is judicially determined that any provision of this Section 3.3 or any part thereof is unenforceable under applicable law(s) (statute, common law, or otherwise), then the unenforceable portion shall be deemed to be modified to the extent necessary to render it enforceable, while leaving the remaining portions intact. Employee and Employer further agree that in the event the said covenants of this Section 3.3 should be held by any court or arbitrator to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the parties shall thereupon consider such covenants to be amended and modified with respect to that particular area or jurisdiction so as to make them enforceable to the maximum possible extent and to comply with the order of any such court or arbitrator, and, as to all other jurisdictions or governmental subdivisions thereof, the covenants contained in Section 3.3 herein shall remain in full force and effect as originally written.

By agreeing to this contractual modification prospectively at this time, the parties intend to make Section 3.3 enforceable under the law(s) of all applicable states so that the entire agreement not to compete or to solicit and any other provisions of this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Thus, if for any reason, the Agreement should be found to be unenforceable in one jurisdiction, the separate and severable covenants of Section 3.3 covering the other jurisdictions will remain in full force and effect.

(v)	As used herein, the “Restricted Area” is defined as those geographic areas in which Employer conducts business during the Term of Employment, which such areas currently include the States of Texas, Wyoming, the Parishes of Louisiana listed in the attached Schedule 1, Mexico and Canada. It is the intention of Employer and Employee that insofar as the Agreement affects the Parishes of Louisiana listed in the attached Schedule, that it be enforceable under La R.S. 23:921; and the parties agree that within the Parishes listed on the attached Schedule, the Agreement should be interpreted to fully comply with La. R.S. 23:921.

(vi)	As used herein, a “Competing Business” is defined as any business, individual, partnership, firm, corporation, or other entity which is engaged in the business of manufacture, remanufacture, sale and distribution of same or similar oilfield products and services to
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Keith A. Klopfenstein

customers in the business of drilling and completion of new oil and gas wells, and the work-over of existing wells.
3.4	Executive Nature of Employment.

Employee acknowledges and agrees that his duties with Employer are of an executive nature and that he is a member of Employer’s management group. Employee agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this Section 3 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting Employee (together with all those persons associated with him) from the breach of such covenants and agreements.

3.5	Consideration.

Each of the covenants of this Section 3 are given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this Agreement and accept the obligations hereunder.

3.6	Application to Subsidiaries

For purposes of this Section 3 and of Section 2 hereof, the term “Employer” shall include Employer and any and all of Employer’s subsidiaries or ventures, or any affiliates’ of Employer (as such term is defined under the Securities Act of 1933), whether currently existing or hereafter formed.

3.7	Assignment of Intellectual Property Rights.

Employee agrees that all ideas, concepts, processes, discoveries, devices, machines, tools, materials, designs, improvements, inventions, computer software and other things of value (hereinafter collectively referred to as “intangible rights”), whether patentable or not, which are conceived, made, invented or suggested either by him alone or in collaboration with others while employed by Employer and whether or not during regular working hours, shall be promptly disclosed in writing to Employer and shall be the sole and exclusive property of Employer. Employee hereby assigns all of his right, title and interest in and to all such intangible rights and to any trade secrets developed by Employee from and after the Hire Date to Employer and its successors or assigns. Employee further agrees to execute, from time to time upon the request of Employer, such documentation as may be required by Employer to confirm Employee’s intent to so assign and transfer such rights and property, including such rights and property which may not presently exist but which may exist at a later date.

In the event that any of said intangible rights shall be deemed by Employer to be patentable or otherwise registerable under any Federal, state or foreign law, Employee further agrees that at the expense of Employer, he will execute all documents and do all things necessary, advisable or proper to obtain patents therefor or registration thereof, and to vest in Employer full title thereto.
Employment Agreement
Keith A. Klopfenstein

Employee hereby assigns to Employer all of his right, title and interest in and to the Work Product, as defined below, and all associated intellectual property rights, anywhere in the world, together with all rights to sue for infringement of any such intellectual property rights. “Work Product” shall mean all ideas, concepts, processes, discoveries, devices, machines, data, tools, materials, designs, improvements, inventions, software, technical information, documentation and other such work product, whether patentable or not, which are conceived, made, invented or suggested either by him alone or in collaboration with others while employed by Employer and relating to the “Business” (as defined above) and whether or not during regular working hours. Employee agrees that he shall promptly disclose all Work Product to Employer in writing. Employee further agrees to execute, from time to time upon the request of Employer, such documentation as may be required by Employer to confirm Employee’s assignment of the foregoing, including, without limitation, such Work Product, intellectual property rights or other rights, which may not presently exist but which may exist at a later date. Employee waives and/or disclaims all intellectual property rights to the Work Product that are not assignable, including without limitation, all “droit” or moral rights.
In the event that any of said Work Product shall be deemed by Employer to be patentable or otherwise registerable under any Federal, state or foreign law, Employee further agrees that at the expense of Employer, he will execute all documents and do all things necessary, advisable or proper to obtain patents therefor or registration thereof, and to vest in Employer full title thereto.
3.8	Relief
        Employee and Employer recognize and agree that money damages would not be a sufficient remedy for breach of Section 3 of this Agreement by Employee, and the Employer or its affiliates shall be entitled to obtain specific performance and injunctive relief as remedies for breach or threatened breach of any portion of the Section 3. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 3 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and his agents. Employee and Employer further agree that Employer may bring any claim for relief referenced in this Section 3.8 or otherwise arising out of Employee’s breach or alleged breach of his obligations under this Section 3 in state or federal court of law in Harris County, Texas.
4.	Base Salary and Benefits.
4.1.	Base Salary.

During the Term of Employment, Employer shall pay Employee a base salary at the annualized rate of One Hundred Sixty-Seven Thousand Seven Hundred Sixty-Four Dollars ($167,764) (the “Base Salary”) payable in equal installments at least as frequently as semi-monthly and subject to payroll deductions as may be necessary or customary in respect of Employer’s salaried employees in general. Such Base Salary shall be subject to adjustment under the Employer’s periodic compensation review procedure which shall take into account such factors as job responsibilities, performance and cost of living
Employment Agreement
Keith A. Klopfenstein

considerations.	In no event shall such Base Salary be adjusted to less than initial amount set forth above.
4.2.	Vacations.

During the Term of Employment, Employee shall be entitled to vacation of the greater of three (3) weeks per year or the amount of time provided under the vacation policy applicable to employees of Employer generally, as amended from time to time.

4.3	Annual Bonus.

For each fiscal year of the Employer during the Term of Employment, Employee will be eligible for an annual bonus to be awarded, if at all, based on the achievement of annual incentive performance targets established annually by the Board or a committee thereof within ninety (90) days of the beginning of each fiscal year. To be entitled to receive a bonus, the Employee must be employed by the Employer at the time the annual bonus is paid. The annual bonus payable to Employee for each fiscal year during the Term of Employment shall be determined as follows: (i) no annual bonus if the performance threshold is not met; (ii) 60% of Employee’s base salary for achievement of the performance threshold; (iii) 80% of Employee’s base salary for achievement of the performance target; and (iv) 100% of Employee’s base salary for achievement of the maximum target. The Compensation Committee of the Board will determine whether the performance goals have been met for a fiscal year and the amount of any annual bonus for such fiscal year.

4.4	Long Term Incentive Awards

Employee shall be eligible for a long-term incentive award in accordance with the terms and conditions of the Employer’s 2002 Stock Incentive Plan. Employee’s long-term incentive award shall be based on such incentive performance target(s) as may be established from time to time by the Board or a committee thereof, in its sole discretion. The maximum long-term incentive award payable, if any, to Employee during the Term of Employment shall be 100% of his target award, if the performance goals for such award are met in full or exceeded. The long term incentive award payable, if any, to Employee, shall be paid in any combination of stock options, restricted stock or other equity-based awards as the Compensation Committee may determine. The value of stock options, restricted stock or other equity-based awards shall be determined by the Board or a committee thereof.

4.4	Medical Insurance and Other Benefits

During the Term of Employment, Employee shall be entitled to participate in such benefit programs, including medical, hospital, and life insurance, as are made available to employees of Employer generally, subject to the terms and conditions of those plans and as amended from
Employment Agreement
Keith A. Klopfenstein

time to time. Employee acknowledges that he shall have no vested rights under or in respect of his participation in any such program except as expressly provided under the terms thereof.
5.	Expenses.

In accordance with its policy as in effect from time to time, Employer will pay or reimburse Employee for such reasonable travel, entertainment, use of a cellular phone or other expenses as he may reasonably incur during the Term of Employment, but only to the extent that Employee shall furnish Employer with evidence that such expenses were incurred in the course of his duties hereunder as Employer may from time to time reasonably require or request in accordance with its policies. In no event shall such reimbursement occur later than the close of Employee’s taxable year in which the expense is incurred by Employee. The amount of expenses eligible for reimbursement during Employee’s taxable year shall not affect the expenses eligible for reimbursement to any other taxable year and Employee’s right to reimbursement is not subject to liquidation or exchange for another benefit.

6.	Death or Total Disability of Employee.

If Employee dies or becomes totally disabled during the Term of Employment, the Term of Employment shall automatically terminate and Employer’s obligation to compensate Employee under this Agreement shall in all respects cease, except that Employer shall pay Employee (or his estate, if applicable), within thirty (30) days of such death or disability (or sooner if required by law), an amount equal to any Base Salary earned but unpaid as of the time of such death or disability (the “Accrued Compensation”) and Employee shall be entitled to such other benefits provided for under Section 4 subject to the terms of such Employer plans or programs (“Accrued Benefits”). For purposes of this Section, Employee shall be deemed “totally disabled” as of the time the CEO or his/her designee shall find, on the basis of medical evidence satisfactory to the CEO or his/her designee, that, as a result of a mental or physical condition, Employee is unable to perform his essential duties of employment hereunder or is prevented from engaging in the same level of performance as he engaged in prior to the onset of such condition, giving effect to any reasonable accommodations which can be made by Employer, and that such disability is likely to continue for a substantial period of time.

7.	Termination for Cause.

Employee’s employment may be terminated by Employer for “Cause,” as described below. Upon such termination, Employer’s obligation to compensate Employee shall in all respects cease, except that Employer shall pay Employee, within thirty (30) days of such termination (or sooner if required by law), any Accrued Compensation as of the time of such termination and Employee shall be entitled to any Accrued Benefits as of the time of such termination when and if provided to be paid by the applicable program or plan. The term “Cause” includes, but is not limited to, any one or more of the following occurrences:
Employment Agreement
Keith A. Klopfenstein

(a)	Employee’s material breach of any of the covenants contained in Section 3 of this Agreement;

(b)	Employee’s conviction of, or any plea other than not guilty to, a felony or misdemeanor crime that involves moral turpitude, illegal drug possession or usage, fraud, theft or violence;

(c)	Employee’s commission of an act of fraud with respect to the business and affairs of Employer, its subsidiaries, venturers or affiliates, or their customers, whether prior or subsequent to the date hereof;

(d)	Employee’s failure or refusal to perform his duties as required by this Agreement after reasonable notice has been provided to the Employee demanding compliance;

(e)	Employee’s gross negligence, theft of Employer’s or its subsidiary’s or affiliate’s property, or Employee’s theft of property of Employer’s customers, employees, vendors or suppliers; or

(f)	Violation of any material policy promulgated by Employer or its subsidiary or affiliate and applicable to Employee, as in effect at that time.
In addition to the foregoing, resignation of Employee’s employment by Employee for any reason, shall be treated the same as a termination for Cause and shall be effective as of the effective date of such resignation, but acceptance of such resignation by Employer shall not be deemed a waiver of any right of Employer under this Agreement.
8.	Other Termination by Employer.

(a)	Employer may terminate Employee’s employment at any time for any reason or for no reason at all, and Employer’s obligation to compensate Employee under this Agreement shall in all respects cease upon such termination. Notwithstanding the foregoing, if Employer terminates Employee’s employment for a reason other than Cause, total disability or death, as described in Sections 6 and 7 above, then:
(i)	Employer shall pay Employee, within thirty (30) days of such termination (or sooner if required by law), any Accrued Compensation as of the time of such termination;

(ii)	Employee shall be entitled to any Accrued Benefits as of the time of such termination and such Accrued Benefits shall be provided pursuant to terms of the applicable program or plan. In addition, Employee shall be entitled to reimbursement of the payment of premiums required to continue Employee’s group health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) until the earlier of (a) the date his COBRA continuation coverage ceases or (b) for twelve (12) months after the date of his termination of employment;
Employment Agreement
Keith A. Klopfenstein

(iii)	Subject to Employee’s execution (and non-revocation) of a release provided by Employer and substantially in the form of the release attached as Exhibit B (the “Release”), Employer shall pay to Employee a severance benefit consisting of a single, lump sum cash payment equal to one (1) year of Employee’s Base Salary as in effect at the time of Employee’s termination of employment. If applicable, and subject to Section 10.13 below, payment to Employee of this severance benefit shall be made within sixty (60) days of the date of Employee’s termination of employment with Employer.
(iv)	The unvested portion of all stock options or restricted stock of Employer held by Employee shall immediately vest and become exercisable, or payable, as the case may be, except that any shares of restricted stock, the vesting of which are subject to the achievement of performance criteria, shall vest only to the extent such award becomes “earned” based on the achievement of the applicable performance criteria, with vesting on the date the achievement of the criteria is determined by the Board, but not later than March 15th following the end of the applicable year; and

(v)	Employee’s contingent performance bonus under the Employer’s annual cash bonus plan for the fiscal year in which Employee’s date of termination occurs shall be determined at the end of the fiscal year in accordance with the terms of the bonus plan and performance criteria for such contingent bonus award, and to the extent such bonus is earned bonus on the achievement of the performance criteria, the amount (days in the year lapsed as of Employee’s termination over 365) of such “earned” bonus shall be paid to Employee in a lump sum on the normal payment date for such annual bonuses under the plan, but not later than the March 15th following the end of the fiscal year of termination of employment.

(vi)	Employee shall not have a termination of employment for purposes of this Agreement unless such termination constitutes a “separation from service” for purposes of Section 409A of the Code and the applicable Treasury Regulations thereunder;
(b)	Except as may be required by law, Employee shall not be entitled to any other compensation or benefits whatsoever if Employee’s employment is terminated pursuant to this Section 8.

(c)	Notwithstanding the foregoing, it is agreed that Employer’s obligation to make the payments contemplated in this Section 8 (a)(iii) is subject to Employee’s compliance with the provisions of Section 3 of this Agreement, subject to any requirements to the contrary of any applicable law.
9.	Survival.

Any termination of Employee’s employment and any expiration of the Term of Employment under this Agreement shall not affect the continuing operation and effect of Section 3 or Section 8(a)(iii), both of which shall survive and continue in full force and effect with respect to each of the parties and their respective
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Keith A. Klopfenstein

heirs, executors, personal representatives, successors or permitted assigns. Nothing in this Section 9 shall be deemed to operate or shall operate as a release, settlement or discharge of any liability owing or owed by Employee to Employer or others from any act or omission by Employee, including any act or omission enumerated in Section 7 hereof.
10.	Miscellaneous.
10.1.	Severability.

If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement, but rather this Agreement shall be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly.

10.2	Modification and Waiver of Breach.

No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

10.3.	Assignment

The rights and obligations of Employer under this Agreement may, without the consent of Employee, be assigned by Employer, in its sole discretion, to any individual or entity, including but not limited to any subsidiary, venture, affiliate or successor of Employer.

10.4.	Notices.

Except as otherwise required by law, any notice, consent, request, instruction, approval and other communication provided for herein (other than routine correspondence in the ordinary course of business) shall be in writing and shall be deemed validly given, made or served:
(a)	on the date on which it is delivered personally with receipt acknowledged,

(b)	five (5) business days after it shall have been sent by registered or certified mail (receipt requested and postage prepaid), or

(c)	one (1) business day after it is sent by overnight courier (charges prepaid; confirmation of receipt documented), or
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Keith A. Klopfenstein

(d)	on the same business day when sent before 5:00 p.m., recipient’s time, and on the next business day when sent after 5:00 p.m., recipient’s time, by telephone facsimile transmission, provided that the sender receives electronic confirmation that the document has been received by the recipient’s facsimile transmission equipment.
Notices to Employer shall be addressed as follows:
T-3 Energy Services, Inc. 7135 Ardmore Houston, Texas 77054 Attention: General Counsel Phone: 713-996-4136 Fax: 713-996-4123
Notices to Employee shall be addressed as follows:
To the current residential address or fax number of Employee, as indicated in the Human Resources Department files kept by Employer or its designee.
Either party shall be entitled to provide any other address for notices to be received under this Agreement.
10.5.	Counterparts.

This Agreement may be executed in several counterparts and all such executed counterparts shall constitute a single agreement, binding on all parties and their successors and permitted assigns, notwithstanding that not all parties may be signatories to the original or to the same counterpart. Each counterpart signature page so executed may be attached to another counterpart of this Agreement and such counterparts, when so attached, shall constitute a single agreement. Delivery of an executed counterpart of a signature page of this Agreement by telephonic facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

10.6.	Construction of Agreement.

This Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas without regard to any principles of conflicts of law which would require the application of the law of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement that may be resolved in a court of law, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas.

10.7.	Merger; Complete Agreement.
Employment Agreement
Keith A. Klopfenstein

This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all previous oral and written and all contemporaneous oral negotiations or commitments and other understandings with regard to the subject matter of this Agreement.
10.8.	Non-Transferability of Employee’s Interest.

None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or otherwise transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any other attempted assignment, transfer, conveyance, or other disposition of any interest in the rights of Employee to receive any form of compensation to be made by Employer pursuant to this Agreement shall be void.

10.9.	Legal Fees.

If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover such reasonable attorneys’ fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

10.10.	Arbitration

Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of Employer or Employee be solely and finally settled by arbitration conducted in Houston, Texas, by and in accordance with the existing rules for employment arbitration of the American Arbitration Association (“AAA”), or any successor organization. Judgment upon any award rendered by the arbitrator may be entered by the State or Federal Court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the AAA (“Demand for Arbitration”). Any Demand for Arbitration pursuant to this section shall be made within 180 days from the date that the dispute upon which the demand is based arose. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. Notwithstanding the foregoing, the parties recognize that any dispute arising out of Employee’s breach, anticipated breach or alleged breach of any provision of Section 3 of this Agreement shall, at either party’s election, be resolved in a court of law, provided that such election is made prior to or within ten (10) days after the other party has initiated arbitration procedures to resolve such dispute.

10.11	Tax Withholding.
Employment Agreement
Keith A. Klopfenstein

Employer shall be entitled to withhold from any payments owed to Employee under this Agreement or otherwise all taxes and withholdings required to be withheld by applicable law.
10.12	409A Delay in Payments. Notwithstanding anything herein to the contrary, if on the date of his separation from service Employee is a “specified employee,” as defined in Section 409A of the Internal Revenue Code (the “Code”), then all or a portion of any severance payments, benefits, or reimbursements under this Agreement that would be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first day of the seventh month following his separation from service date (or, if earlier, Employee’s date of death) and shall be paid as a lump sum (without interest) on such date. For purposes of this Agreement, a termination of Employee’s employment must be a “separation from service” for purposes of Section 409A of the Code.
[Signature Page Follows]
Employment Agreement
Keith A. Klopfenstein

The parties have executed this Agreement to be effective as of the Effective Date with the intent to be legally bound by this Agreement.

EMPLOYER	EMPLOYEE

T-3 Energy Services, Inc.	Keith A. Klopfenstein

By: /s/ Gus D. Halas	By: /s/ Keith A. Klopfenstein

Name: Gus D. Halas	Name: Keith A. Klopfenstein

Title: President and CEO
Employment Agreement
Keith A. Klopfenstein

SCHEDULE 1.
PARISHES IN LOUISIANA WHERE EMPLOYER
CONDUCTS ITS BUSINESS
Acadia Parish
Allen Parish
Ascension Parish
Assumption Parish
Ayoyelles Parish
Bearegard Parish
Bienville Parish
Bossier Parish
Caddo Parish
Calcasieu Parish
Caldwell Parish
Cameron Parish
Catahoula Parish
Claiborne Parish
Concordia Parish
Desoto Parish
East Baton Rouge Parish
East Carroll Parish
East Feliciana Parish
Evangeline Parish
Franklin Parish
Grant Parish
Iberia Parish
Iberville Parish
Jackson Parish
Jefferson Parish
Jeff Davis Parish
Lafayette Parish
Lafourche Parish
Lasalle Parish
Lincoln Parish
Livingston Parish
Madison Parish
Morehouse Parish
Natchitoches Parish
Orleans Parish
Ouachita Parish
Plaquemines Parish
Pointe Coupee Parish
Rapides Parish
Red River Parish
Richland Parish
Sabine Parish
St. Bernard Parish
St. Charles Parish

St. Helen Parish
SCHEDULE 1.
PARISHES IN LOUISIANA WHERE EMPLOYER
CONDUCTS ITS BUSINESS
St. James Parish
St. John the Baptist Parish
St. Landry Parish
St. Martin Parish
St. Mary Parish
St. Tammany Parish
Tangipahoa Parish
Tensas Parish
Terrebonne Parish
Union Parish
Vermilion Parish
Vernon Parish
Washington Parish
Webster Parish
West Baton Rouge Parish
West Carroll Parish
West Feliciana Parish
Winn Parish